Filed Pursuant to Rule 424(b)(2)

Registration No. 333-165133

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Series 2012A 4.30% Senior Notes due March 15, 2042	$350,000,000	$40,110

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Georgia Power Company’s Registration Statement on Form S-3 (Registration No. 333-165133).

Prospectus Supplement

(To Prospectus dated March 1, 2010)

$350,000,000

Series 2012A 4.30% Senior Notes

due March 15, 2042

This is a public offering by Georgia Power Company of $350,000,000 of Series 2012A 4.30% Senior Notes due March 15, 2042. On March 6, 2012, Georgia Power Company issued $750,000,000 of its Series 2012A 4.30% Senior Notes due March 15, 2042. The Series 2012A Senior Notes offered hereby are part of the same series of debt securities under Georgia Power Company’s senior note indenture as the Series 2012A Senior Notes issued on March 6, 2012. Upon the issuance of the Series 2012A Senior Notes offered hereby, the aggregate principal amount of outstanding Series 2012A Senior Notes will be $1,100,000,000. Georgia Power Company will pay interest on the Series 2012A Senior Notes on March 15 and September 15 of each year, beginning September 15, 2012. Interest on the Series 2012A Senior Notes offered hereby will accrue from March 6, 2012.

The Series 2012A Senior Notes are redeemable, in whole or in part, at any time and from time to time, at the option of Georgia Power Company at a make-whole redemption price as described under the caption “Description of the Series 2012A Senior Notes—Optional Redemption.”

The Series 2012A Senior Notes are unsecured and unsubordinated and rank equally with all of Georgia Power Company’s other unsecured and unsubordinated indebtedness from time to time outstanding and are effectively subordinated to all secured indebtedness of Georgia Power Company.

Concurrently with this offering, Georgia Power Company is also offering $400,000,000 aggregate principal amount of Series 2012B 2.85% Senior Notes due May 15, 2022.

See “Risk Factors” on page S-2 to read about certain factors you should consider before buying the securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Initial public offering price(1)	101.208%	$354,228,000
Underwriting discount	0.875%	$3,062,500
Proceeds, before expenses, to Georgia Power Company	100.333%	$351,165,500

(1)	Plus accrued interest from March 6, 2012 (totaling $2,717,361.11). This accrued interest must be paid by the purchasers of the Series 2012A Senior Notes offered hereby.

The underwriters expect to deliver the Series 2012A Senior Notes offered hereby in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on May 11, 2012.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan
RBS	US Bancorp

May 8, 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering. Neither Georgia Power Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2012A Senior Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from Georgia Power Company or the underwriters specifying the final terms of the offering is current only as of its respective date.

Prospectus Supplement

RISK FACTORS

Investing in the Series 2012A Senior Notes involves risk. Please see the risk factors in Georgia Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, along with disclosure related to the risk factors contained in Georgia Power Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series 2012A Senior Notes.

THE COMPANY

Georgia Power Company (the “Company”) is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company.

The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

SELECTED FINANCIAL INFORMATION

The following selected financial data for the years ended December 31, 2007 through December 31, 2011 has been derived from the Company’s audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the three months ended March 31, 2012 has been derived from the Company’s unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2012A Senior Notes offered hereby or the use of proceeds therefrom or the proposed issuance in May 2012 of the Company’s Series 2012B Senior Notes (the “Series 2012B Senior Notes”) or the use of proceeds therefrom. See “Use of Proceeds.”

	Year Ended December 31					For the Three Months Ended March 31, 2012(1)
	2007	2008	2009	2010	2011
	(Millions, except ratios)
Operating Revenues	$7,572	$8,412	$7,692	$8,349	$8,800	$1,745
Earnings Before Income Taxes	1,260	1,408	1,241	1,420	1,787	263
Net Income After Dividends on Preferred and Preference Stock	836	903	814	950	1,145	167
Ratio of Earnings to Fixed Charges(2)	4.28	4.49	3.76	4.00	5.08	3.33

	Capitalization As of March 31, 2012
	(Millions, except percentages)
Common Stock Equity	$8,982	51.7%
Non-Cumulative Preferred and Preference Stock	266	1.5
Senior Notes	6,300	36.3
Other Long-Term Debt	1,817	10.5

Total, excluding amounts due within one year of $855 million	$17,365	100.0%

(1)	Due to the seasonal variations in the demand for energy, operating results for the three months ended March 31, 2012 do not necessarily indicate operating results for the entire year.
(2)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the distributed income of equity investees, the interest component of rental expense and the debt portion of allowance for funds used during construction and excluding from “Earnings Before Income Taxes” the amount of income of equity investees; and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” the interest component of rental expense and the debt portion of allowance for funds used during construction.

USE OF PROCEEDS

The net proceeds from the sale of the Series 2012A Senior Notes offered hereby, together with the net proceeds from the proposed sale of the Series 2012B Senior Notes, will be used by the Company for the proposed redemption of all or a portion of $300,000,000 aggregate principal amount of the Company’s Series 2007D 6.375% Senior Notes due July 15, 2047, to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $436,000,000 as of May 7, 2012, and for general corporate purposes, including the Company’s continuous construction program. The Company plans to deliver the notice of redemption, if any, for such notes in connection with the issuance of the Series 2012A Senior Notes and the Series 2012B Senior Notes. The redemption is subject to the issuance of the Series 2012A Senior Notes offered hereby and/or the Series 2012B Senior Notes.

DESCRIPTION OF THE SERIES 2012A SENIOR NOTES

Set forth below is a description of the specific terms of the Series 2012A 4.30% Senior Notes due March 15, 2042 (the “Series 2012A Senior Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption “Description of the Senior Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the “Senior Note Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Senior Note Indenture Trustee”).

General

The Series 2012A Senior Notes are a series of senior notes under the Senior Note Indenture. The Series 2012A Senior Notes offered by this Prospectus Supplement and the accompanying Prospectus constitute a further issuance of, are consolidated and form a single series with, have identical terms (other than the date of issuance and the public offering price) and have the same CUSIP number as the Company’s $750,000,000 aggregate principal amount of outstanding Series 2012A 4.30% Senior Notes due March 15, 2042 issued on March 6, 2012. The Series 2012A Senior Notes offered hereby will be issued in the aggregate principal amount of $350,000,000. Upon completion of this offering, the aggregate principal amount of outstanding Series 2012A Senior Notes will be $1,100,000,000.

The Company may, at any time and without the consent of the holders of the Series 2012A Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2012A Senior Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Series 2012A Senior Notes offered hereby and the Series 2012A Senior Notes issued on March 6, 2012, will constitute a single series of senior notes under the Senior Note Indenture.

Unless earlier redeemed, the entire principal amount of the Series 2012A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 15, 2042. The Series 2012A Senior Notes are not subject to any sinking fund provision. The Series 2012A Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

Each Series 2012A Senior Note will bear interest at the rate of 4.30% per year (the “Securities Rate”) from March 6, 2012, payable semiannually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2012A Senior Note is registered at the close of business on the fifteenth calendar day prior to such Interest Payment Date (whether or not a Business Day). The initial Interest Payment Date for the Series 2012A Senior Notes offered hereby is September 15, 2012. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series 2012A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee’s corporate trust office is closed for business.

Ranking

The Series 2012A Senior Notes are direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company. The Series 2012A Senior Notes are effectively subordinated to all secured indebtedness of the Company, aggregating approximately $54,000,000 outstanding at March 31, 2012. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Optional Redemption

The Series 2012A Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ notice, at redemption prices equal to the greater of (i) 100% of the principal amount of the Series 2012A Senior Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2012A Senior Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted (for purposes of determining present value) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points (each, a “Redemption Price”), plus, in each case, accrued and unpaid interest on the Series 2012A Senior Notes being redeemed to the redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Series 2012A Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series 2012A Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in the United States appointed by the Company.

“Reference Treasury Dealer Quotation” means, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day in New York City preceding such redemption date).

If notice of redemption is given as aforesaid, the Series 2012A Senior Notes so to be redeemed will, on the redemption date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company has defaulted in the payment of the Redemption Price and accrued interest) such Series 2012A Senior Notes shall cease to bear interest. If any Series 2012A Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “Description of the Senior Notes — Events of Default” in the accompanying Prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2012A Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company (“DTC”) will act as the initial securities depositary for the Series 2012A Senior Notes. The Series 2012A Senior Notes offered hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Series 2012A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series 2012A Senior Notes offered hereby, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The

Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. The contents of such websites do not constitute part of this Prospectus Supplement.

Purchases of Series 2012A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 2012A Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Series 2012A Senior Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series 2012A Senior Notes. Transfers of ownership interests in the Series 2012A Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series 2012A Senior Notes, except in the event that use of the book-entry system for the Series 2012A Senior Notes is discontinued.

To facilitate subsequent transfers, all Series 2012A Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series 2012A Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series 2012A Senior Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series 2012A Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all the Series 2012A Senior Notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such Series 2012A Senior Notes to be redeemed.

Although voting with respect to the Series 2012A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Series 2012A Senior Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series 2012A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Series 2012A Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,”

and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Series 2012A Senior Note will not be entitled to receive physical delivery of Series 2012A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series 2012A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series 2012A Senior Note.

DTC may discontinue providing its services as securities depositary with respect to the Series 2012A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series 2012A Senior Notes certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the Series 2012A Senior Notes. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from a global Series 2012A Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series 2012A Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any underwriter takes any responsibility for the accuracy thereof. Neither the Company nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the Series 2012A Senior Notes by an initial beneficial owner of the Series 2012A Senior Notes, and insofar as it relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Sanders LLP. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that the Series 2012A Senior Notes will be held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a prospective investor’s particular circumstances (such as the alternative minimum tax provisions of the Code) or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold the Series 2012A Senior Notes as part of a “straddle,” a “hedge,” a “conversion transaction” or other arrangement involving more than one position, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

PURCHASERS OF THE SERIES 2012A SENIOR NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THEIR PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2012A SENIOR NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR NON-U.S. TAX LAWS.

As used in this discussion, a “U.S. Holder” is a beneficial owner of a Series 2012A Senior Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of the Series 2012A Senior Notes (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Series 2012A Senior Notes, the tax treatment of a partner or other equity interest holder of such other entity or arrangement generally will depend upon the status of the partner and the activities of the partnership or other entity or arrangement treated as a partnership. Partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners and other equity interest holders in such entities or arrangements should consult their own tax advisors.

Consequences to U.S. Holders

Qualified Reopening

The Company intends to treat the Series 2012A Senior Notes offered hereby as being issued in a “qualified reopening” of the Company’s Series 2012A 4.30% Senior Notes due March 15, 2042 that were issued on March 6, 2012. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the Series 2012A Senior Notes will have the same issue date, the same issue price and the same adjusted issue price as the original Series 2012A Senior Notes for U.S. federal income tax purposes. Under the qualified reopening rules, because the original Series 2012A Senior Notes were not issued with “original issue discount” for U.S. federal income tax purposes, the Series 2012A Senior Notes offered hereby also do not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

Payments of Interest

Stated interest on a Series 2012A Senior Note other than any accrued interest to which a portion of the purchase price is allocated (as described below under “Pre-issuance Accrued Interest”) will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is paid or at the time it accrues in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Pre-issuance Accrued Interest

The aggregate purchase price of the Series 2012A Senior Notes issued pursuant to this offering will include interest accrued at the applicable rate of interest from March 6, 2012 to but excluding the delivery date, which is referred to herein as “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the Series 2012A Senior Notes on the first Interest Payment Date after the issuance of the Series 2012A Senior Notes offered hereby, which will be September 15, 2012. The Company intends to take the position that a portion of the September 15, 2012 interest payment equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as an amount payable on the Series 2012A Senior Notes. If this position is respected, the Company’s payment of such pre-issuance accrued interest will not be treated as taxable interest income to U.S. Holders of the Series 2012A Senior Notes and the amount of the pre-issuance accrued interest will reduce such U.S. Holder’s adjusted tax basis in the Series 2012A Senior Notes. Prospective purchasers of the Series 2012A Senior Notes are urged to consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Bond Premium

If a Series 2012A Senior Note is purchased at a price in excess of such Series 2012A Senior Note’s stated principal amount (excluding any amounts that are treated as pre-issuance accrued interest as described above under “Pre-issuance Accrued Interest”), a U.S. Holder will have bond premium with respect to that Series 2012A Senior Note in an amount equal to such excess. A U.S. Holder generally may elect to amortize bond premium using the constant yield method over the remaining term of the Series 2012A Senior Note and may offset stated interest income otherwise required to be included in respect of the Series 2012A Senior Note during any taxable year by the amortized amount of bond premium for the taxable year. The election to amortize bond premium on a constant yield method, once made, will also apply to all other debt obligations with bond premium that a U.S. Holder holds at the beginning of or acquires in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize the bond premium, the bond premium will decrease the gain or increase the loss such holder would otherwise recognize on the disposition of the Series 2012A Senior Note. Prospective purchasers of the Series 2012A Senior Notes are urged to consult their tax advisors with respect to the rules relating to amortizable bond premium and the application to their particular circumstances.

Market Discount

If a Series 2012A Senior Note is purchased for an amount (excluding any amounts that are treated as pre-issuance accrued interest as described above under “Pre-issuance Accrued Interest”) that is less than its stated principal amount, the excess of the stated principal amount over the purchase price will be treated as market discount. However, the market discount will be considered to be zero if it is less than 1/4 of 1 percent of the principal amount of the Series 2012A Senior Note multiplied by the number of complete years to maturity from the date the Series 2012A Senior Note is purchased.

Under the market discount rules of the Code, if a Series 2012A Senior Note is purchased with market discount, a U.S. Holder will generally be required to include any gain realized on the sale, exchange, retirement, redemption or other disposition of the Series 2012A Senior Note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in the U.S. Holder’s gross income. In addition, a U.S. Holder may be required to defer, until the maturity of the Series 2012A Senior Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Series 2012A Senior Note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Series 2012A Senior Note to the maturity date of the Series 2012A Senior Note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. However, a U.S. Holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Series 2012A Senior Note and the deferral of interest deductions will not apply. A U.S. Holder’s election to include market discount in income currently, once made, applies to all market discount obligations acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Sale, Exchange or Other Disposition of Series 2012A Senior Notes

Upon the sale, exchange, retirement or other taxable disposition of a Series 2012A Senior Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition (excluding amounts received with respect to accrued interest, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the Series 2012A Senior Note. A U.S. Holder’s adjusted tax basis in a Series 2012A Senior Note will generally equal the amount such U.S. Holder paid for the Series 2012A Senior Note (less any amount attributable to pre-issuance accrued interest, as described above under “Pre-issuance Accrued Interest”) increased by the amount of any market discount previously included in income (as discussed above under “Market Discount”) and reduced by any amortized bond premium, as discussed above under “Bond Premium,” as applicable. Subject to the market discount rules discussed above under “Market Discount,” any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Series 2012A Senior Note for more than one year at the time of the sale, exchange, retirement or other taxable disposition. Long-term capital gain of a non-corporate U.S. Holder is currently eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Redemption Option

The Company may redeem all or part of the Series 2012A Senior Notes at any time prior to March 15, 2042 at a price that will include an additional amount in excess of the principal amount of the Series 2012A Senior Notes (see “Description of the Series 2012A Senior Notes — Optional Redemption”). The possibility of the Company paying an amount in excess of the principal amount of the Series 2012A Senior Notes may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the Series 2012A Senior Notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the U.S. Holder’s Series 2012A Senior Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any taxable income realized upon the disposition of a Series 2012A Senior Note prior to resolution of the payment contingency. Under the Treasury Regulations, the possibility that the Company could make a payment in excess of the principal amount of a Series 2012A Senior Note will not cause the Series 2012A Senior Notes to be treated as contingent payment debt instruments if, as of the date the Series 2012A Senior Notes are issued, such possibility is remote. The Company believes that as of the issue date of the Series 2012A Senior Notes, the likelihood of the Company redeeming the Series 2012A Senior Notes at the Company’s option was, for this purpose, remote. Therefore, the Company believes that the Series 2012A Series Notes are not contingent payment debt instruments. The Company’s determination is binding upon a U.S. Holder unless the U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Company’s determination is not binding on the IRS, and if the IRS were to challenge this determination, the U.S. federal income tax consequences to a U.S. Holder of the Series 2012A Senior Notes could differ materially and adversely from those discussed herein. The remainder of this discussion assumes that the Series 2012A Senior Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. Prospective purchasers of the Series 2012A Senior Notes should consult their own tax advisors regarding the potential application of the contingent payment debt instrument regulations and the consequences thereof to the Series 2012A Senior Notes.

Information Reporting and Backup Withholding

Generally information reporting to the IRS will apply with respect to the amount of the payments of interest on or the proceeds of the sale or other disposition of the Series 2012A Senior Notes, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to a U.S. Holder who receives such payments. In general, backup withholding (currently at the rate of 28%) will apply to payments received by a U.S. Holder with respect to the Series 2012A Senior Notes unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) (a) provides its correct taxpayer identification number, (b) certifies that it is not currently subject to backup withholding tax and (c) otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income

In March 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interest and gain on sale in respect of securities like the Series 2012A Senior Notes, subject to certain exceptions, for taxable years beginning after December 31, 2012. Prospective purchasers should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the Series 2012A Senior Notes.

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below under “Information Reporting and Backup Withholding” and recent legislation below under “Foreign Financial Institutions,” interest payable on the Series 2012A Senior Notes by the Company or any paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote; (ii) such Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership or a bank receiving interest pursuant to a loan agreement entered in the ordinary course of business; and (iii) certain certification requirements (summarized below) are met (the “Portfolio Interest Exemption”). If a Non-U.S. Holder of a Series 2012A Senior Note is engaged in a trade or business in the United States, and if interest on such Series 2012A Senior Note is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder described above. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a Series 2012A Senior Note will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder).

Interest on a Series 2012A Senior Note paid to a Non-U.S. Holder generally will qualify for the Portfolio Interest Exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) if, at the time such payment is made, the withholding agent holds a valid Form W-8BEN or Form W-8ECI and, if necessary, a Form W-8IMY, respectively (or an acceptable substitute form), and can reliably associate such payment with such

Form W- 8BEN or W-8ECI. In addition, under certain circumstances, a withholding agent is allowed to rely on Form W- 8BEN (or an acceptable substitute form) furnished by a financial institution or other intermediary on behalf of one or more Non-U.S. Holders (or other intermediaries) without having to obtain copies of the Non-U.S. Holder’s Form W-8BEN (or substitute thereof), provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a “qualified intermediary,” and may not be required to withhold on payments made to certain other intermediaries if certain conditions are met.

Sale, Exchange or Other Disposition of Series 2012A Senior Notes

Subject to the discussion of backup withholding below under “Information Reporting and Backup Withholding” and recent legislation below under “Foreign Financial Institutions,” a Non-U.S. Holder of Series 2012A Senior Notes generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of such Series 2012A Senior Notes unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual. A Non-U.S. Holder that is described under clause (i) above will be subject to the U.S. federal income tax on the net gain except as otherwise required by an applicable tax treaty and, if such Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax at a 30% rate (or a lower rate if so specified by an applicable tax treaty). An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses recognized in the taxable year of disposition (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

Information Reporting and Backup Withholding

The Company will generally report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and additional information reporting will not apply to payments of interest on or principal of the Series 2012A Senior Notes by the Company or its agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of the Series 2012A Senior Notes by a Non-U.S. Holder may be subject to information reporting and may be subject to backup withholding at the applicable rate, currently 28%, unless the seller certifies its non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Foreign Financial Institutions

In March 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-U.S. entities (including financial intermediaries) after December 31, 2012. Pursuant to IRS guidance, future Treasury Regulations will provide that this withholding requirement is phased in beginning with payments made on or after January 1, 2014. Proposed Treasury Regulations have been published reflecting the phase-in date provided in such IRS guidance. These requirements are different from, and in addition to, the withholding tax requirements described above. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. For these purposes, a “withholdable payment” generally includes any interest payments originating from a U.S. source (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income and gross proceeds from the sale of certain stock and debt instruments, but such term does not include interest (including original issue discount) on or gross proceeds from the sale or other disposition of debt instruments (such as the Series 2012A Senior Notes) issued on or before March 18, 2012 unless such debt instruments are materially modified after such date. Proposed Treasury Regulations have been published that, if issued in final form, would extend this exemption to debt instruments outstanding as of December 31, 2012 (unless such debt instruments are materially modified after such date). If the payee is a foreign financial institution, to avoid such withholding it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of the Series 2012A Senior Notes should consult their tax advisors regarding the Act and the potential implications of the Act on their particular circumstances.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE SPECIFIC TAX ADVICE RELATING TO A PURCHASER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SERIES 2012A SENIOR NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE SERIES 2012A SENIOR NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”), for whom Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBS Securities Inc. and U.S. Bancorp Investments, Inc. are acting as representatives (the “Representatives”), and each of the Underwriters has severally agreed to purchase from the Company the principal amount of the Series 2012A Senior Notes offered hereby set forth opposite its name below:

Principal Amount of Series 2012A Senior Notes
Goldman, Sachs & Co.	$77,000,000
J.P. Morgan Securities LLC	77,000,000
RBS Securities Inc.	77,000,000
U.S. Bancorp Investments, Inc.	77,000,000
Commerz Markets LLC	21,000,000
Mizuho Securities USA Inc.	21,000,000

Total	$350,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2012A Senior Notes offered hereby are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to purchase all of the Series 2012A Senior Notes offered hereby, if any of the Series 2012A Senior Notes offered hereby are purchased.

The Underwriters propose to offer the Series 2012A Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2012A Senior Notes to certain dealers at such price less a concession not in excess of 0.500% of the principal amount per Series 2012A Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.375% of the principal amount per Series 2012A Senior Note. After the initial public offering, the offering price and other selling terms may be changed.

The Series 2012A Senior Notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the Series 2012A Senior Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2012A Senior Notes or that an active public market for the Series 2012A Senior Notes will develop. If an active public trading market for the Series 2012A Senior Notes does not develop, the market price and liquidity of the Series 2012A Senior Notes may be adversely affected.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company’s expenses associated with the Series 2012A Senior Notes offered hereby are estimated to be $345,000.

The Company has agreed with the Underwriters, that during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2012A Senior Notes, any security convertible into, exchangeable into or exercisable for the Series 2012A Senior Notes or any debt securities substantially similar to the Series 2012A Senior Notes (except for the Series 2012A Senior Notes issued pursuant to the Underwriting Agreement and the Series 2012B Senior Notes), without the prior written consent of the Representatives. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

In order to facilitate the offering of the Series 2012A Senior Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series 2012A Senior Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Series 2012A Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series 2012A Senior Notes, the Underwriters may bid for, and purchase, Series 2012A Senior Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to the Underwriters or dealers for distributing Series 2012A Senior Notes in this offering, if the Underwriters repurchase previously distributed Series 2012A Senior Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series 2012A Senior Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series 2012A Senior Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Underwriters and their affiliates have engaged in and may in the future engage in transactions with, and, from time to time, have performed commercial banking, investment banking and advisory services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the Series 2012A Senior Notes offered hereby and certain matters relating to the Series 2012A Senior Notes offered hereby will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters with respect to this offering will be passed upon for the Underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The financial statements and related financial statement schedule incorporated in this Prospectus Supplement and the accompanying Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Georgia Power Company

Class A Preferred Stock

Preference Stock

Depositary Preference Shares,

each representing a fraction of a share

of Preference Stock

Senior Notes

Junior Subordinated Notes

We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

See “Risk Factors” on page 2 for information on certain risks related to the purchase of these securities offered by this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 1, 2010

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, Georgia Power Company (the “Company”) may sell, in one or more transactions,

•	shares of Class A preferred stock (the “new Stock”),

•	shares of preference stock (the “Preference Stock”),

•	depositary preference shares, each representing a fraction of a share of Preference Stock (the “Depositary Shares”),

•	senior notes (the “Senior Notes”), or

•	junior subordinated notes (the “Junior Subordinated Notes”).

This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”

RISK FACTORS

Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

AVAILABLE INFORMATION

The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, information statements and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 has been filed with the Commission pursuant to the 1934 Act and is incorporated in this Prospectus by reference and made a part of this Prospectus.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Daniel M. Lowery, Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone: (404) 506-6526.

GEORGIA POWER COMPANY

The Company is a wholly-owned subsidiary of The Southern Company. The Company was incorporated under the laws of the State of Georgia on June 26, 1930, and admitted to do business in Alabama on September 15, 1948. The Company is engaged in the generation and purchase of electricity and the transmission, distribution and sale of such electricity within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Savannah), as well as in rural areas, and at wholesale currently to Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, the City of Dalton, the City of Hampton and various electric membership corporations. The Company and one of its affiliates, Alabama Power Company, each owns 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of the Company are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526.

SELECTED INFORMATION

The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated by reference in this Prospectus or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.

Georgia Power Company

Business	Generation, transmission, distribution and sale of electricity
Service Area	Approximately 59,200 square miles comprising most of the State of Georgia
Customers at December 31, 2009	2,353,818
Generating Capacity at December 31, 2009 (kilowatts)	15,995,224
Sources of Generation during 2009 (kilowatt-hours)	Coal (67%), Nuclear (21%), Gas and Oil (10%), Hydro (2%)

Certain Ratios

The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred and Preference Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

	Year Ended December 31,
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges(1)	4.87	4.72	4.37	4.65	3.91
Ratio of Earnings to Fixed Charges Plus Preferred and Preference Dividend Requirements (Pre-Income Tax Basis)(2)	4.79	4.62	4.27	4.35	3.69

(1)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized” and the debt portion of allowance for funds used during construction and (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized” and the debt portion of allowance for funds used during construction.
(2)	In computing this ratio, “Preferred and Preference Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

USE OF PROCEEDS

Except as may be otherwise described in an applicable Prospectus Supplement, any proceeds received by the Company from the sale of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

DESCRIPTION OF THE NEW STOCK

Set forth below is a description of the general terms of the new Stock. The statements in this Prospectus concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter of the Company (the “Charter”) and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may at a later time be authorized or created, are set forth in the Charter.

General

The new Stock will be issued in series of the Company’s Class A Preferred Stock to be established and designated by an amendment to the Charter.

As of December 31, 2009, the Company had 50,000,000 authorized shares of Class A Preferred Stock, of which 1,800,000 shares ($45,000,000 aggregate liquidation amount) of non-cumulative Class A Preferred Stock were outstanding. The Class A Preferred Stock has a par value of $25 per share. In addition to the Class A Preferred Stock, the Company has authorized 5,000,000 shares of Preferred Stock, with a par value of $100 per share. As of December 31, 2009, there were no outstanding shares of the Preferred Stock.

The new Stock will not be subject to further calls or assessment by the Company.

Any proposed listing of the new Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

The transfer agent for each series of the new Stock will be named in the applicable Prospectus Supplement. Such transfer agent will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the new Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the new Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the new Stock will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the new Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Preference Stock or Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the new Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE PREFERENCE STOCK

Set forth below is a description of the general terms of the Preference Stock. The statements in this Prospectus concerning the Preference Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the Charter and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to all series of the Preference Stock, which are now or may at a later time be authorized or created, are set forth in the Charter.

General

The Preference Stock will be issued in series to be established and designated by an amendment to the Charter.

As of December 31, 2009, the Company had 15,000,000 authorized shares of Preference Stock, of which 2,250,000 shares ($225,000,000 aggregate liquidation amount) of non-cumulative Preference Stock were outstanding. The Preference Stock has a par value of $100 per share. The Preference Stock ranks junior to the Preferred Stock and the Class A Preferred Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. The Preference Stock ranks senior to the Company’s Common Stock and to any other securities the Company may issue in the future that by their terms rank junior to the Preference Stock with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company. All shares of the Preference Stock will rank on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

The Preference Stock will not be subject to further calls or assessment by the Company.

Any proposed listing of the Preference Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

The transfer agent for the Preference Stock will be named in the applicable Prospectus Supplement. Such transfer agent will also serve as the registrar.

Dividend Rights and Provisions

Dividends on the Preference Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of the Preference Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

The applicable Prospectus Supplement will set forth the dividend rate provisions of the Preference Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement), and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

The redemption provisions applicable to the Preference Stock will be described in the applicable Prospectus Supplement.

Voting Rights

The applicable Prospectus Supplement will describe the voting rights for each series of the Preference Stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, the holders of the Preference Stock of each series, without preference among series, are entitled to receive the amount specified to be payable on the shares of such series before any distribution of assets may be made to the holders of the Company’s Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preference Stock, are to be distributed pro rata to the payment, first of the amount per share payable in the event of involuntary liquidation, second of accrued dividends and third of any premium.

Sinking Fund

The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the Preference Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

The holders of the Preference Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

DESCRIPTION OF THE DEPOSITARY SHARES

Set forth below is a description of the general terms of the Depositary Shares. The statements in this Prospectus concerning the Depositary Shares and the Deposit Agreement (as defined below) are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the Deposit Agreement (which contains the form of Depositary Receipt (as defined below)), a form of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

General

The Company may, at its option, elect to offer Depositary Shares. Each Depositary Share will represent a fraction of a share of Preference Stock as described in the Prospectus Supplement. The shares of Preference Stock represented by the Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”), among the Company, the Depositary named in the Deposit Agreement (the “Depositary”) and all holders from time to time of the depositary receipts (the “Depositary Receipts”) issued under the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preference Stock (including dividend, voting and liquidation rights) and subject, proportionately, to all of the limitations of the Preference Stock contained in the Charter summarized under “Description of the Preference Stock” in this Prospectus. The Depositary Shares are evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

Any proposed listing of the Depositary Shares on a securities exchange will be described in the applicable Prospectus Supplement.

Issuance of Depositary Receipts

Immediately following the issuance of the Preference Stock, the Company will deposit the Preference Stock with the Depositary, which will then execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the underwriters or purchasers. Depositary Receipts will be issued evidencing only whole Depositary Shares.

Withdrawal of Preference Stock

Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the Depositary Shares evidenced by such Depositary Receipts is entitled to delivery at such office of certificates evidencing the number of shares of Preference Stock (but only in whole shares of Preference Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preference Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the Preference Stock, except as represented by the Depositary Shares.

Redemption of Depositary Shares

The Depositary Shares will be redeemed, upon not less than 15 nor more than 60 days’ notice, using the cash proceeds received by the Depositary resulting from the redemption, in whole or in part, at the Company’s option, but subject to the applicable terms and conditions, of shares of Preference Stock held by the Depositary. The redemption price per Depositary Share will be equal to the fraction of the redemption price per share applicable to the Preference Stock. Whenever the Company redeems shares of the Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preference Stock so redeemed. If less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be) or by lot or by such other equitable method as the Depositary may determine.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of Preference Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of Depositary Shares owned by such holders. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such property, unless the

Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.

Record Date

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preference Stock or (ii) the Depositary shall receive notice of any meeting at which holders of Preference Stock are entitled to vote or of which holders of Preference Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the record date fixed by the Company with respect to the Preference Stock) for the determination of the holders of Depositary Receipts who shall be entitled to (y) receive such dividend, distribution, rights, preferences or privileges or the net proceeds of such sale or (z) give instructions for the exercise of voting rights at such meeting or receive notice of such meeting.

Voting Preference Stock

Upon receipt of notice of any meeting at which the holders of Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. The record holders of Depositary Receipts on the record date (which will be the same date as the record date for the Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preference Stock represented by their respective Depositary Receipts. The Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Preference Stock represented by such Depositary Receipts in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preference Stock to the extent it does not receive specific instructions from the holders of the Depositary Receipts.

Amendment and Termination of Deposit Agreement

The form of the Depositary Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended or modified in any respect by agreement between the Company and the Depositary. Any amendment which imposes any fees or charges (other than taxes, fees and charges provided for in the Deposit Agreement) on the holders of Depositary Receipts, or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not become effective as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Depositary Receipts. Every holder of an outstanding Depositary Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of the holder of any Depositary Receipt, subject to the conditions of the Deposit Agreement, to surrender such Depositary Receipt and receive the Preference Stock represented by such Depositary Receipt, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to collect dividends and other distributions pertaining to the Preference Stock and deliver Preference Stock together with such dividends and distributions and the net proceeds of any sale of any rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Preference Stock then held by it at public or private sale at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it, without liability for interest, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. Any such moneys unclaimed by the holders of Depositary Receipts more than two years from the date of termination of the Deposit Agreement will, upon request of the Company, be paid to it, and after such payment, the holders of Depositary Receipts entitled to the funds so paid to the Company shall look only to the Company for payment without interest. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary.

Charges of Depositary

The Company will pay all charges of the Depositary including charges for the initial deposit of the Preference Stock and delivery of Depositary Receipts and withdrawals of Preference Stock by the holders of Depositary Receipts, except for taxes (including transfer taxes, if any) and such charges as are expressly provided in the Deposit Agreement to be at the expense of the persons depositing Preference Stock or holders of Depositary Receipts.

Miscellaneous

The Depositary will make available for inspection by holders of Depositary Receipts at its corporate trust office any reports and communications received from the Company which are made generally available to the holders of Preference Stock by the Company.

Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary and the Company under the Deposit Agreement are limited to performance in good faith of their duties under the Deposit Agreement, and they are not obligated to prosecute or defend any legal proceeding in respect of the Preference Stock, the Depositary Receipts or the Depositary Shares unless satisfactory indemnity is furnished. The Depositary and the Company may rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

The Depositary may at any time resign or be removed by the Company, effective upon the acceptance by its successor of its appointment.

DESCRIPTION OF THE SENIOR NOTES

Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of January 1, 1998, between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used in this Prospectus are defined in the Senior Note Indenture.

General

The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company, aggregating approximately $63,000,000 outstanding at December 31, 2009. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 10 days to pay interest on the Senior Notes of such series when due on an interest payment date other than at maturity or upon earlier redemption; or

(b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

(e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest of any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York Mellon, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon. The Bank of New York Mellon and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of June 1, 1997, between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus are defined in the Subordinated Note Indenture.

General

The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior

Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes.

The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest (including Additional Interest (as defined below)) on the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2009, Senior Indebtedness of the Company aggregated approximately $8,369,000,000.

Additional Interest

“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock or (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Events of Default

The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:

(a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

(b) failure to pay principal or premium, if any, or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or (e) certain events of bankruptcy, insolvency or reorganization of the Company.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) of any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale

The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Bank of New York Mellon, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon, and certain of its affiliates also serve as trustee under other indentures pursuant to which securities of the Company or certain affiliates of the Company are outstanding.

Governing Law

The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

PLAN OF DISTRIBUTION

The Company may sell the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will set forth the terms of the offering of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, including the name or names of any underwriters or agents, the purchase price of such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes may be listed.

If underwriters participate in the sale, such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, if any are purchased.

Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes will be a new issue of securities and will have no established trading market. Any underwriters to whom new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes are sold for public offering and sale may make a market in such new Stock, Preference Stock, Depositary Shares, Senior Notes or Junior Subordinated Notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Stock, the Preference Stock, the Depositary Shares, the Senior Notes or the Junior Subordinated Notes may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the new Stock, the Preference Stock, the Depositary Shares, the Senior Notes and the Junior Subordinated Notes and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York. From time to time, Dewey & LeBoeuf LLP acts as counsel to affiliates of the Company for some matters.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$350,000,000

Series 2012A 4.30% Senior Notes

due March 15, 2042

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan
RBS	US Bancorp

May 8, 2012